EXHIBIT 99.1

FOR IMMEDIATE RELEASE

                                                  For more information, contact:
                                                                   Larry Knipple
                                                    Chief Administrative Officer
                                                                    937.291.8282
                                                       larry.knipple@mcsinet.com

       MCSi GETS FINAL COURT APPROVAL OF $10 MILLION DIP FINANCING Company Continuing to Conduct Business As Usual During Restructuring Process

DAYTON, OHIO - July 10, 2003 - MCSi, Inc. announced today that it received final approval from the bankruptcy court for its $10 million "Debtor in Possession"
(DIP) financing facility from certain of its existing lenders. Pursuant to a previous interim court order, $5 million (including $2.5 million for letters of credit) was immediately available under the facility; now, with final court approval of the facility, the remaining $5 million (including $3.5 million for letters of credit) under the facility became available to the Company.

Gordon Strickland, MCSi's President and Chief Executive Officer, stated: "This final approval of our financing arrangements is yet another milestone in our restructuring efforts. We believe that our DIP facility, together with cash on-hand of approximately $5.5 million, will provide us with sufficient liquidity to fund our post-petition trade and employee obligations, as well as our ongoing operating needs. We are conducting business as usual during this reorganization process, including continuing work on ongoing projects and fully servicing customer requirements on an uninterrupted basis."

Mr. Strickland continued: "We are continuing our active negotiations with our lenders regarding a comprehensive restructuring plan and expect to file a plan of reorganization later this summer."

About MCSi

MCSi is a leading provider of state-of-the-art presentation, broadcast and supporting network technologies for businesses, churches, government agencies and educational institutions. From offices located throughout the United States, MCSi draws on its strategic partnerships with top manufacturers to deliver a comprehensive array of audio, display and professional video innovations. MCSi also offers proprietary systems pre-engineered to meet the need for turnkey integrated solutions.

As a full service provider of enterprise wide technology solutions, MCSi complements its product offerings with a design/build approach that includes consultation, design engineering, product procurement, systems integration, end-user training and post sales support. MCSi's value-added service approach, made seamless by the ongoing exchange between customers and representatives from its strategic support teams, ensures that customers receive dedicated attention and long-term commitment to support their investment. Additional information regarding MCSi can be obtained by calling 800.516.0600 or by visiting www.mcsinet.com (but is not part of release).

The matters discussed in this press release which are not historical facts contain forward-looking information with respect to plans, projections or future performance of MCSi, including with respect to a long-term restructuring plan, the occurrence of which involve risks and uncertainties. These risks and uncertainties include, but are not limited to, whether the Company will be successful in reaching agreement with its lenders regarding an acceptable restructuring plan, failure to obtain necessary bankruptcy court approvals, non-acceptance of the plan by other stakeholders in the Company, delays in the confirmation or effective date of the plan, the Company's success in implementing its restructuring steps, loss of customer or vendor support during the restructuring process, competition, and economic and other factors set forth in MCSi's Form 10-K for the year ended December 31, 2001 and 10-Q for the quarter ended September 30, 2002.

                                      -END-